June 2007	Pricing Sheet dated June 14, 2007
Relating to Preliminary Terms No. 291 dated May 18, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Buffered PLUS based on the MSCI EAFE Index® due December 21, 2012
Buffered Performance Leveraged Upside SecuritiesSM

P R I C I N G T E R M S – J U N E 1 4 , 2 0 0 7
Issuer:		Morgan Stanley
Maturity date:		December 21, 2012
Underlying index:		MSCI EAFE Index
Aggregate principal amount:		$1,391,000
Payment at maturity:

■     If the final index value is greater than the initial index value:
            $1,000 + ($1,000 x upside leverage factor x index percent increase)
            The payment at maturity is not capped

■     If the final index value is less than or equal to the initial index value but greater than or equal to the downside protection value of 80% of the index value:
           $1,000

■     If the final index value is less than the downside protection value of 80% of the initial index value:
           ($1,000 x the index performance factor) + $200
       This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.

Upside leverage factor:		123%
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		2,264.39, which is the closing value of the MSCI EAFE Index as published on the Bloomberg page “MXEA” on the index business day immediately following the trade day.
Final index value:		The closing value of the MSCI EAFE Index on the index valuation date.
Index valuation date:		December 19, 2012, subject to adjustment for certain market disruption events.
Downside protection value		1,811.512, which is 80% of the initial index value.
Minimum payment at maturity:		$200 per Buffered PLUS
Index performance factor:		(final index value / initial index value)
Maximum payment at maturity:		The payment at maturity is not capped.
Interest:		None
Stated principal amount:		$1,000 per Buffered PLUS
Issue price:		$1,000 per Buffered PLUS
Trade date:		June 14, 2007
Original issue date:		June 21, 2007 (5 business days after the trade date)
CUSIP:		61747YBQ7
Minimum ticketing size:		20 Buffered PLUS
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per Buffered PLUS	$1,000	$30	$970
	Total	$1,391,000	$41,730	$1,349,270

(1)    For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“MSCI EAFE Index®” is a trademark of Morgan Stanley Capital International Inc., which we refer to as MSCI, and has been licensed for use by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the Buffered PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 291 dated May 18, 2007
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.